Exhibit 99.1

QUALIGEN THERAPEUTICS, INC. ANNOUNCES $8 MILLION

REGISTERED DIRECT OFFERING PRICED AT-THE-MARKET UNDER NASDAQ RULES

CARLSBAD, Calif., July 8, 2020 — Qualigen Therapeutics, Inc. (NASDAQ: QLGN) (“Qualigen” or the “Company”), today announced it has entered into a definitive agreement with a single institutional investor for the purchase and sale for $8,000,000 of (i) 1,200,000 Common Shares, (ii) 780,198 Pre-Funded Warrants and (iii) 1,980,198 Common Warrants at a combined purchase price of $4.165 ($4.04 per Common Share and inclusive of $0.125 per Common Warrant) in a registered direct offering priced at-the-market under Nasdaq rules. The Common Warrants will have an exercise price of $5.25 per share, are exercisable immediately and have a term of two years. The closing of the offering is expected to occur on or about July 10, 2020, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-232798) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a biotechnology company focused on developing novel therapeutics for the treatment of cancer and infectious diseases, as well as maintaining and expanding its core FDA-approved FastPack® System, which has been used successfully in diagnostics for almost 20 years. The FastPack® menu includes tests for cancer, men’s health, hormone function, vitamin D status and antibodies against SARS-CoV-2. The Company’s cancer therapeutics pipeline includes ALAN (AS1411-GNP), RAS-F and STARS™. ALAN (AS1411-GNP) is a DNA coated gold nanoparticle cancer drug candidate that has the potential to target various types of cancer with minimal side effects. The foundational aptamer of ALAN, AS1411, is also being studied for use in treating viral-based infectious diseases, including COVID-19. RAS-F is a small molecule RAS oncogene protein-protein inhibitor for blocking RAS mutations that lead to tumor formation, especially in pancreatic, colorectal and lung cancers. STARS™ is a DNA/RNA-based treatment device for removal from circulating blood of precisely targeted tumor-produced and viral compounds. Qualigen’s facility in Carlsbad, California is FDA and ISO Certified and its FastPack® product line is sold worldwide by its commercial partner Sekisui Diagnostics, LLC. For more information on Qualigen Therapeutics, Inc., please visit https://www.qualigeninc.com/.

Qualigen Forward-Looking Statements

This news release contains forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to potential future development, testing, launch of product candidates and the expected closing of the offering. Actual events or results may differ from the Company’s expectations. For example, there can be no assurance that the Company will successfully develop any drugs or therapeutic devices; that preclinical or clinical development of the Company’s drugs or therapeutic devices will be successful; that future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs or therapeutic devices will receive required regulatory approvals or that they will be commercially successful; that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products; that the Company will be able to maintain or expand market demand and/or market share for the Company’s diagnostic products; that adoption and placement of FastPack® Pro System instruments (which are the only FastPack® instruments on which the Company’s SARS-CoV-2 IgG test kits can be run) will be widespread; that the Company will be able to manufacture the FastPack® Pro System instruments and SARS-CoV-2 IgG test kits successfully; or that any commercialization of the FastPack® Pro System instruments and SARS-CoV-2 IgG test kits will be profitable. The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fails to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business (including events beyond the Company’s control, such as epidemics and resulting changes) can be found in the Company’s prior filings with the Securities and Exchange Commission, available at www.sec.gov. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

LHA Investor Relations

Yvonne Briggs

ybriggs@lhai.com

or

Bruce Voss

bvoss@lhai.com

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